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                                                                       EXHIBIT 5

                           [LETTERHEAD OF CALMAT CO]

                                                               September 8, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  CALMAT CO. COMMON STOCK
     REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     This opinion is being rendered in connection with the Registration on Form S-8 of 1,000,000 shares of common stock, par value $1 per share (the "Shares"), of CalMat Co., a Delaware corporation (the "Company"), issuable in connection with the 1998 Stock Option Plan for Officers, Directors and Key Employees of CalMat Co. (the "Plan"). I am familiar with the proceedings undertaken by the Company in connection with the issuance of the Shares under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

     Based on the foregoing, I am of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  /s/ PAUL STANFORD

                                  Paul Stanford